Exhibit 2.1

1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-626-348-1638 FAX.1-626-576-1582 WWW.AMERICAGREATHEALTH.US

Agreement

AMERICA GREAT HEALTH (CA)

1609 W Valley Blvd., #338, Alhambra, CA 91803

Mike Qingkun Wang

David Liu

Queena Wang

Aimin Wang, Liping Ren

32-0522173

AAGH1609@GMAIL.COM

Party A: AMERICA GREAT HEALTH (CA)

Registered address: 1609 W Valley Blvd., #338, Alhambra, CA 91803

Chairman of the Board (Corporate Legal Person): Mike Qingkun Wang

Chief Operating Officer: David Liu

Secretary of the Board: Queena Wang

Technical Leader: Aimin Wang, Liping Ren

Tax ID: 32-0522173

Email: AAGH1609@GMAIL.COM

(David Tsai)

586760823 (USA)

469 Gerona Avenue, San Gabriel, CA

951-850-6661

menhweitsai@yahoo.com

Party B: Cai Menghui, (David Tsai)

Passport number: 586760823 (USA)

Address: 469 Gerona Avenue, San Gabriel, CA

Phone: 951-850-6661

Email: menhweitsai@yahoo.com

1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-626-348-1638 FAX.1-626-576-1582 WWW.AMERICAGREATHEALTH.US

Party A is a listed company in the United States with the stock code AAGH. Party A has mature high-tech projects with good income expectations, such as: quantum heart detector, the world's fourth generation electronic stethoscope, proton beam cancer treatment equipment, stem cell factor, skin stem cells, hair follicle stem cells, myocardial stem cells, biopharmaceuticals, high-efficiency and specific dietary supplement products, etc., and have set up basic research and development, consulting, operation and management teams, with an organizational structure that fully meets SEC requirements. Party A has signed or plans to sign acquisition and merger agreements with 6-8 US and Chinese enterprises. After the acquisition and merger, the benefits of the enterprise are very considerable, which can fully meet the performance requirements of NASDAQ main board listing. AMERICA GREAT HEALTH shares, which were originally expected to be listed on the main board in 3-5 years, are expected to be listed on the NASDAQ main board within 2 years.

AMERICA GREAT HEALTH, a wholly-owned subsidiary of Party A, brings together doctors and professors from different countries and regions in the world. Its research fields include biomedicine, clinical medicine, health management, information technology, data analysis, software development, artificial intelligence, industrial planning and financial investment. The experts of the research institute are outstanding elites in their respective research fields, with many years of practical experience, mastering a variety of core technologies, owning a number of invention patents, and developing a large number of products with practical value. On the basis of giving full play to their individual professional strengths, the experts cooperate and collaborate with each other, and under the guidance of the theoretical principles, research results and practical experience of integrated, evidence-based and translational medicine, they combine scientific, professional, evidence-based, authoritative, advanced and practical medicine and health technologies and products from the United States and other countries and regions of the world with the specific reality of individuals, to research and develop a series of safe, effective, accurate, reliable and practical medicine and health-related instruments, equipment, technologies and products as well as standardized, refined and personalized health service systems. This will provide a continuous supply of products and technical support for the comprehensive, long-term and sustainable development of AAGH.

Party B graduated from the Department of Pharmacy of Kaohsiung Medical College in Taiwan in 1975, graduated from the Institute of Biochemistry of National Taiwan University Medical College in 1978 with a master's degree, and obtained a doctor's degree in biochemistry from Purdue University in the United States in 1986. He served as a postdoctoral researcher (1986-1987) in a well-known Roche pharmaceutical factory for two years, during which he focused on the anti-cancer research of oncogene RAS. From 1988 to 1991, he worked in Cleveland Clinic, the fourth largest hospital in the United States, focusing on the use of fat as an anti-cancer research. He has published many important academic papers in well-known scientific journals such as Science, Cell and MCB, obtained many research patents, and received three research grants from the US federal government. From 1992 to 1997, he worked for Amgen (the world's largest biotechnology company) to conduct research on testing methods. In the course of 40 years of research, Party B creatively invented, discovered and developed a number of theories, technologies, means and methods related to anti-cancer polypeptide research, and developed a variety of anti-cancer embryonic protein and polypeptide compounds, mixtures and dietary supplement products with clinical application prospects.

After full negotiation, Party A and Party B have decided by the board of directors of Party A to employ Party B as the partner and shareholder of AAGH Company in this project and as the vice chairman of Party A's technical committee. Party A and Party B sign this Agreement in accordance with the relevant laws, regulations and provisions of the United States and the principles of voluntariness, equality and consensus through consultation. The specific contents are as follows:

I. Purpose of Cooperation

Promote the development of industrialization of science and technology, make full use of and give full play to the market, resources, platform advantages, technology, experience and scientific research capabilities of both sides, and realize the direct alliance of technology research and development, product transformation and market operation.

1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-626-348-1638 FAX.1-626-576-1582 WWW.AMERICAGREATHEALTH.US

II. Cooperation Contents

1. After the contract is signed, Party B shall transfer the research results and data related to anticancer protein peptide, oral insulin and activation technology that held by Party B to Party A;

2. After the contract is signed, the corporation between Party A and Party B, have the research results related to anti-cancer protein peptide, oral insulin and activation technology shall be converted into dietary supplements, functional foods, health foods and new drugs in different countries and regions;

3. Party A shall apply for invention patents related to anticancer protein peptide, oral insulin and activation technology;

4. The corporation between Party A and Party B, for further research and development of new products related to anticancer protein peptide, oral insulin and activation technology;

5. Party A shall establish laboratories for testing, analysis, quality control, research and development of new products and preparation of raw materials;

6. Further corporation and development of the following new products using unique activation technologies by Party A and Party B:

1) Secondary development of dietary supplements, functional foods, health foods and medicines from different countries and regions, which have many research data in the market, wide clinical application, high acceptance, general recognition, safety and effectiveness, in order to obtain higher oral absorption rate, better membrane permeability and stronger activity updated products;

2) Researching and developing anticancer polypeptide products with higher oral absorption rate, better membrane permeability and stronger activity;

3) Developing polypeptide products with other functions with higher oral absorption rate, better membrane permeability and stronger activity;

4) Developing non-polypeptide anticancer products with higher oral absorption rate, better membrane permeability and stronger activity;

5) Developing non-polypeptide products with other function, which have higher oral absorption rate, better membrane permeability and stronger activity;

7. Other relevant work agreed upon by both parties through friendly negotiation;

8. This cooperation is a long-term cooperation, which is revised and renewed every 5 years.

III. Rights and Obligations of Party B

Party B shall, without reservation, hand over all information and details related to anti-cancer protein peptide, oral insulin and activation technology, such as theory, technology, means, methods, raw material sources, processing and production technology, quality standards, quality control methods, etc. share with Party A. Party B shall be responsible for the whole process of production, application and implementation of technology and products, as well as professional technical support, consultation and cooperation in the process of product verification, publicity, promotion and sales.

Party B's specific cooperation obligations are as follows

1. Party B is employed as a partner of AAGH Company to become a shareholder of Party A and perform the duties of a shareholder;

2. Serve as vice chairman of Party A's Technical Committee, vice president of the International Institute of Health and director of the Natural Medicine Research Center, and perform corresponding duties;

3. Provide all technical data related to anticancer protein peptide, oral insulin and activation technology;

1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-626-348-1638 FAX.1-626-576-1582 WWW.AMERICAGREATHEALTH.US

4. Hand over the above core technical data and process details to Party A within 2 months after the signing of the Agreement, and hand over all technical data to Party A within one year. Set up a handover working group with C, M and A as members to carry out the handover work. Summarize the handover contents and data once a month, and the data shall be kept in triplicate by three people respectively. All the above information is confidential to the Company and is only known to the three members of the handover team; It is not allowed to be disclosed to the public without authorization, and it can only be disclosed after M signs and agrees when necessary;

5. During the period of cooperation with Party A, it is not allowed to provide any other individual or institution with information related to anti-cancer protein peptide, oral insulin and activation technology and carry out project cooperation; After the signing of this Agreement, any disputes arising from the relevant cooperation between Party B and Party A and other individuals and institutions before the cooperation between Party B and Party A shall be handled by Party B itself and have nothing to do with Party A's company;

6. During his tenure in AAGH Company, AAGH Company owned the declared invention patents of anti-cancer protein peptide, oral insulin, activation technology and other products and the ownership of optimized or developed new products;

7. After the contract is signed, use activation technology to cooperate with Party A to develop natural aphrodisiac products;

8. Provide technical guidance, monitoring and quality control for the whole process of production and processing of raw materials for related products;

9. Responsible for the collation and writing of invention patent application materials related to anti-cancer protein peptide, oral insulin and activation technology;

10 Responsible for the design, construction, operation and daily technical management of relevant laboratories;

11. Responsible for the collation, writing and application of new drug application materials for anti-cancer protein peptides in China and the United States;

12. Responsible for the collation, writing and declaration of new drug application materials for oral insulin in China and the United States;

13. Responsible for the research and development of polypeptides and other non-polypeptide products based on activation technology;

14. Assist other departments of the Company to carry out publicity, education, promotion and sales of related products;

15. Daily work shall be reported directly to the president of the research institute, and business objectives and work progress shall be provided quarterly;

16. Accept other work related to technology arranged by the Company;

17. Carry out product promotion, product sales and other businesses on behalf of the Company, and provide professional suggestions on the optimization of product formula and the selection of new products.

18. Participate in other social activities on behalf of the company.

19. Do not take advantage of his position to seek business opportunities for himself or others that should belong to the company. It is not allowed to operate similar businesses with the Company on its own or for others.

20. Do not disclose company secrets without authorization.

21. Do not use insider information to seek benefits for yourself or others.

22. According to this Agreement, Party B has the right to receive the annual salary + stock + commission and welfare given by Party A.

1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-626-348-1638 FAX.1-626-576-1582 WWW.AMERICAGREATHEALTH.US

IV. Rights and Obligations of Party A

Party A shall make every effort to provide financial and technical support in product research and development, patent application, product declaration and registration, product processing, production and packaging design, product publicity, promotion and sales, etc.

Party A's specific cooperation obligations are as follows:

1. Party A shall invest US $100,000 as the start-up capital for the establishment of the laboratory and the operation of the project. The fund is invested twice, with 50,000 US dollars each within 1-6 months and 7-12 months after the contract is signed;

2. Party A shall be responsible for all funds needed for the promotion and development of this project in the United States and China, which is mainly used for establishing laboratories, applying for patents, producing, processing, publicizing, promoting and selling products, applying for registration of health food, applying for and conducting clinical trials of new drugs, purchasing land in China, establishing new factories, developing the Chinese market and operating management, with a total investment of about 50 million US dollars;

3. Fully responsible for and promote the landing plan of anti-cancer protein peptide, oral insulin and activation technology projects in Yangtze River Delta Hi-Tech City, China;

4. The patent rights of invention patents related to anti-cancer protein peptide, oral insulin and activation technology, and the ownership of dietary supplement products, health food and new drug products are all owned by AAGH Company;

5. Ensure the legality and authenticity of stock transactions of listed companies in the United States, and have a standardized operating system of listed companies in line with international financial law;

6. Provide Party B with true relevant information and give feedback in time to ensure that the work is carried out as scheduled according to Party B's operation direction;

7. Party A shall perform the obligations of stock + monthly salary + commission and welfare to Party B as agreed in this Agreement, and ensure that Party B's salary, reward and expense reimbursement are paid on time and in full.

V. Exit Mechanism:

Both parties have the right to terminate the cooperation if the following circumstances occur during the cooperation.

1) The start-up capital of US $100,000 promised by Party A cannot be put in place within one year;

2) Party B fails to provide complete technical data in accordance with the agreed terms and time;

3) The research and development of Party B's products fails to complete the work objectives set by both parties for a long time;

4) The relevant patent cannot be applied for or approved within 2 years due to various reasons;

5) The new drug clinical trial cannot be applied for or approved due to various reasons;

6) Other interference factors recognized by both parties.

1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-626-348-1638 FAX.1-626-576-1582 WWW.AMERICAGREATHEALTH.US

VI. Wages and Benefits of Party B

Party A and Party B shall jointly promote the research and development, production and sales of anti-cancer protein peptide, oral insulin and activation technology related products. This cooperation project is accounted for independently. Party B's salary and welfare benefits adopt the mode of stock + bonus + monthly salary + performance commission + welfare benefits, as follows:

1. In view of the research results of Party B's anti-cancer protein peptide, oral insulin and activation technology and years of hard work, Party A gave Party B 8 million shares of AAGH shares. From the date of signing the Agreement, 2 million shares will be handled for Party B, and the remaining 6 million shares will be handled for 2 million shares every year, which will be paid off in three years.

2. After the contract is signed, Party B will start working full-time from June. Party A will give Party B a basic monthly salary of $5,000/month, and then increase it by $1,000 every year until the monthly salary reaches $10,000/month.

3. From June onwards, Party B's salary shall be paid at 60% of the monthly salary, i.e. $3,000/month, and the remaining 40% shall be paid before the end of December this year, i.e. $14,000.

4. During Party B's work in AAGH, Party B owns 14% of the intellectual property value and net sales profit of all such cooperation projects. Benefit dividends are paid once a year, and the payment method is yet to be determined. If Party B withdraws, all interests owned by Party B shall become invalid from the date of withdrawal. If Party B is unable to work or dies due to health reasons, Party B's heirs have the right to inherit.

5. Stock award: The Company will give a one-time stock award at the end of each year according to the comprehensive assessment of performance and performance.

6. According to the Company's regulations, if Party B suspends this Agreement before working for 5 years, the AAGH shares that Party B has acquired or should acquire in Party A shall be repurchased by Party A in cash at a price of 50% of the average market price in the year prior to the date of Party B's resignation. If Party B leaves or dies after working for 5 years, the repurchase price shall be 100% of the average market price in the year before the date of Party B's resignation. If the company does not buy back, Party B's shares can be traded in the stock market by itself.

7. Performance commission:

1) Financing commission: For all investments and loans introduced by Party B for Party A, according to the actual amount received, Party A shall give Party B 6% of the financing commission, of which 50% shall be paid in cash and the other 50% shall be paid in AAGH stock at a fixed price (the fixed price is the average market price of AAGH stock in the 3 months before the date of receipt of the financing money). If it is stock financing, it shall be calculated at the price of this stock financing);

2) If Party B recommends to Party A and assists in the acquisition of high-tech enterprises in the medical and health sector with annual profits exceeding US $1 million in the United States, Party A shall give Party B a stock reward based on 6% of the Company's equity in the acquired enterprise. The price of the stock is the average market price of the last 3 months;

3) If Party B completes the above financing or sales with the assistance of the team or others (including but not limited to Party A's employees or consultants), the commission ratio will remain unchanged, and Party B will distribute the rewards received by itself;

8. Dividend: After the Company makes profits, dividends will be paid every year. The specific amount will be implemented according to the Company's unified system.

9. The travel expenses incurred by Party B during the working period, such as transportation, accommodation and other expenses, shall be reimbursed by Party A. Expenses such as meal allowance and social entertainment expenses shall be paid or reimbursed according to Party A's company system;

10. Party B shall enjoy 6 paid holidays every year: New Year's Day, Memorial Day, National Day, Labor Day, Thanksgiving Day and Christmas Day.

11. After the expiration of 12 months of employment, Party B shall enjoy 7 days paid leave. Starting from the second year, Party B will increase one paid holiday every year. The maximum number of paid holidays per year is 15 days. The annual salary leave must be completed within three months after the expiration of one year, and will not be paid after the expiration. According to the company rules and regulations, Party B will not be paid during sick leave and personal leave. Party B can join Party A's health insurance plan, and the premium shall be borne by Party A at 70% and Party B shall pay 30%.

12. If Party B makes significant outstanding contributions during his work and obtains significant benefits to the Company, the board of directors of the Company shall give heavy awards as appropriate.

1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-626-348-1638 FAX.1-626-576-1582 WWW.AMERICAGREATHEALTH.US

IX. Others

1. Confidentiality Clause

All documents, materials, data, situation descriptions, etc. provided by each other due to information exchange during the cooperation process, as well as the words and deeds of both parties during the negotiation and cooperation process, are kept confidential (unless otherwise agreed by both parties).

The project research and development members shall ensure that the confidential information and special technologies they come into contact with during the product research and development shall be kept confidential, and shall not directly, indirectly, orally or in writing provide confidential contents to third parties without the written consent of both parties.

In case of violation of the confidentiality provisions of this Agreement, the leaking party shall be responsible for the consequences of disclosure of relevant information and loss of resources.

2. Information Exchange

Important documents exchanged between Party A and Party B shall be written in both Chinese and English, with English as the main content and Chinese as the auxiliary.

Both parties agree that English and Chinese are the working languages.

All notices, requests, business letters, data materials, etc. shall be sent to the other party in the form of official documents. Documents and materials that have not been confirmed by stamping or signing, as well as opinions expressed orally, cannot be regarded as official basis.

Express delivery, fax, letter, etc., once sent, shall be deemed to have been conveyed to the other party. E-mail must be reconfirmed by telephone before it can be deemed to have been conveyed to the other party.

3. Legal Effect of the Agreement

Once this Agreement is signed, it shall have legal effect. Neither Party A nor Party B shall unilaterally break the Agreement or refuse to implement this Agreement on the grounds of major misunderstanding, obviously unfair or similar reasons.

4. Force Majeure

Events or circumstances beyond the control of both parties shall be regarded as force majeure events, including but not limited to fire, wind disaster, flood, earthquake, explosion, war, rebellion, riot, infectious disease and plague. If the party suffering from the Force Majeure Event fails to perform its obligations under the Agreement, the time for performing the Agreement shall be extended to the same time as the delay caused by the Force Majeure Event.

The party affected by the Force Majeure Event shall immediately notify the other party of the occurrence of the Force Majeure Event by email, together with relevant evidence. If the delay caused by force majeure exceeds 60 days, both parties shall settle the performance of the Agreement through friendly negotiation.

5. Dispute Resolution

In case of unforeseen disputes between the two sides in the process of cooperation, they should be settled through consultation based on the principle of "seeking common ground while reserving differences and friendly consultation". If negotiation fails, either party may apply to the local court in Los Angeles for arbitration. The arbitration award is final and binding on both parties.

1609 W VALLEY BLVD STE 338 ALHAMBRA CA 91803 USA TEL.1-626-348-1638 FAX.1-626-576-1582 WWW.AMERICAGREATHEALTH.US

6. Others

If both parties find any gross negligence or omission after the signing of this Agreement, they may sign a supplementary agreement separately, which has the same legal effect as this Agreement.

If any provision of this Agreement is deemed invalid or unenforceable in violation of SEC and U.S. laws and regulations, the invalid or unenforceable part of such provision shall cease to have effect and shall be deemed not to be included in this Agreement, but the remaining provisions of this Agreement shall remain valid. In this case, each party shall use its reasonable efforts to replace the invalid or unenforceable clauses with valid and enforceable substitute clauses. The effect of the substitute clause should be as close as possible to the effect that the invalid or unenforceable clause should have.

7. This Agreement shall be made in duplicate, with the same legal effect, and shall come into force after being signed by both parties.

America Great Health (CA)	(David Tsai)

Mike Q. Wang	David Tsai

Aimin Wang, Liping Ren

Party A: America Great Health (CA)	Party B: Cai Menghui, (David Tsai)

Corporate Legal Person Signatory: Mike Q. Wang	Signatory: David Tsai

Signature of technical person in charge:

Aimin Wang,

Liping Ren

Date of signing: 05-18-2021	Date of signing: May 18, 2021

America Great Health

合作协议

甲方：AMERICA GREAT HEALTH（CA）

注册地址：1609 W Valley Blvd., #338, Alhambra, CA 91803

董事局主席（企业法人）：Mike Qingkun Wang

首席运营官：David Liu

董事会秘书：Queena Wang

技术负责人：Aimin Wang, Liping Ren

企业纳税号码：32-0522173

邮箱：AAGH1609@GMAIL.COM

MHT
MW

乙方：蔡孟慧, (David Tsai)

护照号码：586760823（USA）

地址：469 Gerona Avenue, San Gabriel, CA

电话：951-850-6661

邮箱：menhweitsai@yahoo.com

甲方是一家在美国的上市公司，股票代码 AAGH。甲方拥有成熟而且有良好收益预期的高科技项目如：量子心脏检测仪、世界第四代电子听诊器、质子束癌症治疗设备、干细胞因子、皮肤干细胞、毛囊干细胞、心肌干细胞、生物制药、高效和特效膳食补充产品等，并已组建基本的研发、顾问、运营、管理团队，有完全符合 SEC 要求的组织架构。甲方已与 6-8 个美国和中国的企业签订或计划签订收购、并购协议。收购和并购后的企业效益非常可观，完全可以满足纳斯达克主板上市的业绩要求。原预计 3-5 年上市主板的 AAGH 股票可望在 2 年内上市纳斯达克主板。

甲方旗下的全资子公司国际大健康研究院（International Institute of Great Health）汇聚了来自世界不同国家和地区的博士和教授级的各类专家，研究领域涉及生物医药、临床医学、健康管理、信息技术、数据分析、软件开发、人工智能、产业规划和金融投资等

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America Great Health

方方面面。研究院的专家们在各自的研究领域都是杰出的精英，具有多年的实践经验，掌握多种核心技术，拥有多项发明专利，研发了大量有实用价值的产品。在充分发挥个人专业优势的基础上，专家们相互配合与协作，在整合医学、循证医学和转化医学的理论原则、研究成果和实践经验的指导下，他们把美国和世界其他国家和地区的科学、专业、循证、权威、先进、实用的医药、健康技术、产品与个体的具体实际相结合，研究和发展一系列安全、有效、准确、可靠和实用的医药、健康相关的仪器设备、技术和产品以及标准化、精细化和个性化的健康服务体系。为 AAGH 的全面、长久和可持续发展，源源不断的提供产品和技术支持。

乙方 1975 年畢業於台灣高雄醫學院藥學系，1978 年畢業於台大醫學院生物化學研究所,榮獲碩士學位. 1986 年獲得美國普渡大學(Purdue University)生化學博士. 曾担任知名羅氏(Roche)大藥廠兩年博士後研究員(1986-1987). 在這期間專注於致癌基因 RAS 抗癌的研究. 1988-1991 年任職於美國的第四大醫院 Cleveland Clinic 專注於利用脂肪作為抗癌的研究. 在知名科學雜誌 Science,Cell,MCB 等刊物發表多篇重要學術論文,獲得多項研究專利,並且獲得 3 筆美國聯邦政府的研究補助經費. 1992-1997 任職於 Amgen(全球最大的生物科技公司) 担任測試方法的研究.在 40 年的研究过程中，乙方创造性的发明、发现和发展了抗癌多肽研究相关的多项理论、技术、手段和方法，并且开发出多种有临床应用前途的抗癌胚胎蛋白和多肽化合物、混合物和膳食补充产品。

MHT

甲乙双方经充分协商，由甲方董事会决议，聘请乙方为 AMERICA GREAT HEALTH（CA）公司此项目的合作伙伴（即合伙人）、股东、并担任甲方技术委员会副主席。甲乙双方依据美国相关的法律、法规和规定，按照自愿、平等、协商一致的原则，签订本协议，具体内容如下：

一、合作宗旨

促进科学技术产业化的发展，充分利用和发挥双方的市场、资源、平台优势和技术、经验、和科研能力，实现技术研发、产品转化与市场运营的直接联盟。

二、合作内容

1. 合同签订后，乙方将其所持有的抗癌蛋白肽、口服胰岛素和活化技术相关的研究成果和资料转移给甲方；
2. 合同签订后，甲乙双方互相配合，将抗癌蛋白肽、口服胰岛素和活化技术相关的研究成果转化成不同国家和地区的膳食补充剂、功能食品、保健食品和新药；
3. 甲方负责申请抗癌蛋白肽、口服胰岛素和活化技术相关的发明专利；
4. 甲乙双方互相配合，进一步研发抗癌蛋白肽、口服胰岛素和活化技术相关的新产品；

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America Great Health

5. 甲方将建立以检测、分析、质量控制，研发新产品和原料制备为目的的实验室；
6. 甲乙双方利用独特的活化技术进一步合作开发下列新产品：
   1) 对市场上研究数据多，临床应用广，接受程度高，普遍认可，安全、有效的不同国家和地区的膳食补充剂、功能食品、保健食品和药品进行二次开发，以便获得口服吸收率更高，透膜性更好、活性更强的更新换代的产品；
   2) 研发口服吸收率更高，透膜性更好、活性更强的抗癌多肽产品；
   3) 研发口服吸收率更高，透膜性更好、活性更强的具有其它功能的多肽产品；
   4) 研发口服吸收率更高，透膜性更好、活性更强的非多肽类抗癌产品；
   5) 研发口服吸收率更高，透膜性更好、活性更强的具有其它功能的非多肽类产品；
7. 双方经友好协商，达成协议的其他相关工作；
8. 此合作是长期合作，每 5 年修订续约 1 次。

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三、乙方权利和义务

乙方应毫无保留的把其所持有的抗癌蛋白肽、口服胰岛素和活化技术相关的理论、技术、手段、方法、原料来源、加工生产工艺、质量标准、质量控制方法等资料和细节内容全部分享给甲方，并负责技术和产品生产、应用和实施的全过程，以及产品验证、宣传、推广和销售过程中的专业技术支持、咨询和配合。

乙方具体合作义务如下：

1. 甲方将聘请乙方为 AMERICA GREAT HEALTH（CA）公司合作伙伴（即合伙人）成为甲方的股东，履行股东的职责；
2. 担任甲方技术委员会副主席，国际大健康研究院副院长，天然药物研究中心主任，履行相应的职责；
3. 提供抗癌蛋白肽、口服胰岛素和活化技术相关的全部技术资料；
4. 在协议签订后 2 个月内把上述核心技术资料和工艺细节移交给甲方，一年内把全部技术资料移交给甲方。成立由蔡孟慧、Mike Qingkun Wang、Aimin Wang 为成员的交接工作组实施交接工作。每个月汇总交接内容和资料一次，资料一式三份由三人分别保管。上述全部资料属于公司机密，仅限于交接组三人知道，不得擅自向外透露，需要时必须经 Mike Qingkun Wang 签字同意后方可披露；
5. 在与甲方合作期间不得向任何其他个人和机构提供抗癌蛋白肽、口服胰岛素和活化技术相关的资料和进行项目合作；本协议签订后，乙方和甲方合作之前与其他个人和机构的相关合作所产生的任何纠纷由乙方自行处理和甲方公司无关；
6. 在 AMERICA GREAT HEALTH（CA）公司任职期间，所申报的抗癌蛋白肽、口服胰岛素、活化技术以及其它产品的发明专利和优化或研发的新产品的所有权均由 AMERICA GREAT HEALTH（CA）公司拥有；

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7. 合同签订后，利用活化技术与甲方配合研发天然壮阳产品；
8. 对相关产品原料的生产和加工提供全过程的技术指导、监控和质量控制；
9. 负责抗癌蛋白肽、口服胰岛素和活化技术相关的发明专利申请资料的整理和撰写等工作；
10. 负责相关实验室的设计、建设、运营和日常技术管理等工作；
11. 负责抗癌蛋白肽在中国和美国申请新药资料的整理、撰写和申报等工作；
12. 负责口服胰岛素在中国和美国申请新药资料的整理、撰写和申报等工作；
13. 负责以活化技术为基础的多肽和其它非多肽产品的研究与开发工作；
14. 协助公司其他部门开展相关产品的宣传、教育、推广和销售工作；
15. 日常工作向研究院院长直接汇报，每季度提供业务目标与工作进展；
16. 接受公司安排的和技术相关的其它工作；
17. 代表公司开展产品宣传、产品销售等业务，对产品配方的优化、新产品的选择等提供专业的建议。
18. 代表公司参加其它各项社会活动。
19. 不利用职务便利为自己或他人谋取本应属于公司的商业机会。自营或者为他人经营与本公司同类的业务。
20. 不擅自披露公司秘密。
21. 不利用内幕信息为自己或他人谋取利益。
22. 按本协议约定有权获得甲方给予的年薪+股票+提成与福利的权利。

四、甲方权利和义务

甲方应全力以赴的提供产品研发、专利申请，产品申报和注册，产品加工、生产和包装设计，产品宣传、推广和销售等方面的资金和技术支持。

甲方具体合作义务如下：

1. 甲方投入 10 万美金做为建立实验室和项目运营的启动资金。该资金分两次投入，合同签订后 1-6 个月内和 7-12 个月内各投入 5 万美金；
2. 甲方针对此项目在美国和中国推进和发展所需的全部资金由甲方负责，主要用于建立实验室，申请专利，产品的生产、加工、宣传、推广和销售，申请保健食品注册，申请和进行新药临床试验，在中国购置土地、建立新工厂、开发中国市场和经营管理等方面，总投资约 5000 万美金；
3. 全面负责和推进抗癌蛋白肽、口服胰岛素和活化技术项目在中国张江·长三角科技城落地计划；

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America Great Health

4. 抗癌蛋白肽、口服胰岛素和活化技术相关的发明专利的专利权，膳食补充产品、保健食品和新药产品的所有权，均由 AMERICA GREAT HEALTH（CA）公司拥有；
5. 保证美国上市公司股票交易的合法真实性，并具有符合国际金融法的规范上市公司运营体系；
6. 向乙方提供真实的相关资料，并及时回馈意见，以保证工作按照乙方运作方向如期开展；
7. 甲方应按本协议约定给乙方履行股票+月薪+提成与福利的义务，保证按时、足额发放乙方的工资、奖励和费用报销等。

五、退出机制：

如果在合作过程中发生下列情况，双方有权终止合作。

1) 甲方承诺投入的 10 万美元的启动资金在一年内无法到位；
2) 乙方未按照约定条款及时间提供完整技术资料；
3) 乙方产品的研发长期未能完成双方制定的工作目标；
4) 因各种原因相关专利在 2 年内无法申请或不能被批准；
5) 因各种原因新药临床试验无法申请或不能被批准；
6) 其它双方认可的干扰因素。

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六、乙方工资福利待遇

甲乙双方共同推进抗癌蛋白肽、口服胰岛素和活化技术相关产品的研发、生产和销售工作，此合作项目独立核算。乙方工资福利待遇采取股票+红利+月薪+业绩提成+福利待遇的模式，具体如下：

1、鉴于乙方抗癌蛋白肽、口服胰岛素和活化技术的研究成果和多年的辛苦努力，甲方赠送给乙方 800 万股 AAGH 股票。协议签订之日起办理 200 万股票转让给乙方，余下的 600 万股票每年办理 200 万股，分三年付清。
2、合同签订后，乙方从 6 月份开始全职工作，甲方给予乙方的基础月薪为$5000/月，以后每年上调$1000，直至月薪达到$10000/月为止。
3、从 6 月份开始，乙方的工资按月薪的 60%发放，即$3000/月，剩余的 40%于今年 12 月底之前补齐，即$14000。
4、乙方在 AMERICA GREAT HEALTH（CA）工作期间，乙方拥有所有此合作项目的知识产权价值和销售净利润的 14%。利益分红每年一次，支付方式待定。如果乙方退出，乙方所拥有的所有利益于退出之日起失效。如果乙方因健康原因不能工作或离世，乙方的继承人有继承权。
5、股票奖励：公司每年年底根据表现和业绩综合考核一次性给予股票奖励。

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America Great Health

6、根据公司规定，如乙方未工作满 5 年即中止本协议，则乙方在甲方已获得或应获得的 AAGH 股票由甲方以现金回购，回购价格为乙方离职之日前一年内平均市价的 50%。如乙方工作满 5 年后离职或离世，则回购价格为乙方离职之日前一年内平均市价的 100%。如果公司不回购，乙方的股票可以自行去股市交易。

7、业绩提成：

1）融资提成：乙方为甲方引入的所有投资、借款等，按实际到账金额，甲方给予乙方 6%的融资提成，其中 50%应发放的融资提成以现金支付，另外 50%以 AAGH 股票作价支付（作价金额为 AAGH 股票在该笔融资款收到之日前 3 个月的平均市价，如为股票融资，则以本次股票融资的价格计算）；

2）如乙方给甲方推荐并协助收购美国境内年利润超过 100 万美金的医疗大健康板块的高科技企业，甲方按公司所占被收购企业权益的 6%给予乙方股票奖励，股票作价为最近 3 个月的平均市价；

3）如乙方在团队或他人协助下（包括但不限于甲方员工或顾问）完成上述融资或销售，提成比例不变，乙方自行分配收到的奖励；

8、红利：公司盈利后，每年发放红利，具体金额根据公司统一制度执行。

9、乙方在工作期间发生的差旅费，如交通、住宿等费用，由甲方实报实销。误餐补助、交际应酬费等费用，参照甲方公司制度发放或报销；

10. 乙方每年享有 6 天带薪假期：元旦、国殇日、国庆、劳工节、感恩节、圣诞节。

11. 聘用期满 12 个月后，乙方享有 7 天带薪假期。第二年开始，乙方每年增加 1 天带薪假期。每年带薪假期最多为 15 天。年薪假在满一年后的三个月内须修完，过期不补。根据公司规章制度，乙方病假及事假期间没有薪水。乙方可加入甲方健康保险计划，保费由甲方负担 70%，乙方自付 30%。

12. 如果乙方在工作期间有重大突出贡献，给公司获得重大利益等，公司董事会应酌情给予重奖。

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九、其它

1、保密条款

合作过程中彼此因信息交流而提供的所有以文字、图像、音像、光碟等为载体的文件、资料、数据、情况说明等，以及双方在洽谈、合作过程中的言行，均在保密范围(双方另有约定的除外)。

项目研发成员应保证对其在产品研发期间所接触的保密资料、专项技术予以保密，不经甲乙双方书面同意，不得直接、间接，口头或书面的形式向第三方提供涉及保密的内容。

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如发生违反本协议保密条款规定的行为，导致有关资料披露、资源流失的后果由泄密一方负责。

2、信息交流

甲乙双方交流的重要文件，一律用中、英文书写，内容以英文为主，中文为辅。

双方同意英语和汉语为工作语言。

一切通知、请求、商务函件、数据材料等，均需以正式公文形式向对方发出，未经加盖印章或签字予以确认的文件资料、以及以口头方式表达的意见，均不能视为正式依据。

快递、传真、信函等，一经发出即视为已经传达对方。电子邮件需以电话方式再予确认，方可视为已经传达对方。

3、协议的法律效力

本协议一经签订，则具有法律效力。甲乙双方均不得单方面毁约，不得以重大误解，显失公平或类似理由拒绝执行本协议。

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4、不可抗力

双方遇有无法控制的事件或情况应视为不可抗力事件，包括但不限于火灾、风灾、水灾、地震、爆炸、战争、叛乱、暴动、传染病及瘟疫。若遭受不可抗力事件的一方不能履行协议规定的义务时，应将履行协议的时间延长，延长至与发生不可抗力事件所延误的时间相等。

遭受不可抗力事件影响的一方应立即用电邮的方式将发生不可抗力的事件通知另一方，并附相关的证据。若因不可抗力引起的延误时间超过 60 天时，双方应通过友好协商解决履行协议事宜。

5、争议解决

双方在合作过程中如发生未及预知的争议，应本着“求同存异，友好协商”的原则磋商解决。如协商不成，任何一方均可向美国洛杉矶当地法院申请仲裁。仲裁裁决是终局的，对双方都具有约束力。

6、其它

如本协议签订后，双方发现有重大疏忽或遗漏，可另行签订补充协议，补充协议与本协议具有同等法律效力。

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America Great Health

如果本协议的任何条款与 SEC 及美国法律法规相违背而被视为无效或不可强制执行，则该等条款的无效或不可强制执行部分应失去效力，且应视为不包含在本协议内，但本协议的其余条款仍然有效。在此情况下，各方应尽其合理努力以有效及可强制执 行的替代条款取代无效或不可强制执行的条款。替代条款的效力应尽量接近无效或不可强制执行条款本应具有的效力。

7、本协议一式两份，具有同等法律效力，双方签字后生效。 MHT

甲方： America Great Health (CA)

企业法人签字人：Mike Q. Wang

技术负责人签字：Aimin Wang， Liping Ren

签订日期：05-18-2021

乙方：蔡孟慧，(David Tsai)

蔡孟慧

签字人：David Tsai

David Tsai

签订日期： May 18, 2021

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